Exhibit 2

                     IMPERIAL PETROLEUM RECOVERY CORPORATION
                               PURCHASE AGREEMENT
                               ------------------


Imperial Petroleum Recovery Corporation
2325-A Renaissance Drive
Las Vegas, NV 89119
Ladies and Gentlemen:

         The undersigned (hereinafter the "Subscriber") hereby subscribes to purchase 292,276 shares of the Common Stock in Imperial Petroleum Recovery Corporation, a Nevada Corporation (the "Company"), at a price of $2.138 per share. (The Subscriber will also be entitled to receive, for no additional payment, either (a) an additional 97,425 Shares or (b) a Warrant valued at $156,250 to expire no sooner than four years from date of issue, to purchase an additional number of Shares at $3.00 per share or other mutually-agreeable price, such additional number to be the greatest number of Shares which can be determined for such Warrant, as a result of a Subscriber-funded valuation performed as of June 24, 1999 by a mutually-agreeable expert in the valuation of Warrants (e.g. Marshall & Stevens). The Company will deliver the additional 97,425 Shares 20 days after the Warrant valuation has been provided to both parties, unless the Subscriber has previously elected in writing to receive the Warrant. The Shares of Common Stock and the shares underlying the Warrant will be entitled to registration rights after the minimum time required by law or federal regulation.) The Subscriber hereby delivers a check or money order for $625,000 payable to the order of IMPERIAL PETROLEUM RECOVERY CORPORATION.

         Each part of the Purchaser's Questionnaire must be completed by the Subscriber and, by Subscriber's execution below, Subscriber acknowledges that he or she understands that the Company is relying upon the accuracy and completeness hereof in complying with its obligations under applicable securities laws. One of the purposes of this Purchaser's Questionnaire is to assure Company that each prospective Subscriber meets the suitability standards established by the Company for purchasers in this offering.

PLEASE READ AND COMPLETE EACH RESPONSE :
----------------------------------------

         1. I have received and read the Company's most recent 10K, 10Q and press releases ("Information") and am familiar with the terms and provisions thereof. I acknowledge that I have not relied upon any information which is not set forth in the Information or included as an Exhibit thereto or provided to me by the company in response to a request for such documents. Other than the Information and Exhibits thereto, I have relied upon the following documents requested from the company and provided to me for purposes of making my decision to invest in the Shares:

         n/a                                    prh

         2. I have such knowledge and experience in business and financial matters that I am capable of evaluating the Company and the proposed activities thereof, and the risks and merits of this prospective investment.

                                                prh

         3. I am an "accredited investor," as that term is defined in Rule 501 of Regulation D adopted under the Act. Specifically, I come within the following category of that definition (check one and complete the blanks as applicable):

         (a) ______ I am an institutional investor within the meaning of Rule 501(a)(1) of Regulation D of the Act, with total assets of $_______.

         (b) ______ I am a private  business  development  company as defined in
Section 202(a)(22) of the Investment Advisors Act of 1940.

         (c) _______I am a tax exempt organization described in Section 501(c)(3) of the Internal Revenue Code, with total assets of $______.

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         (d) ________ I am an officer or director of IMPERIAL PETROLEUM RECOVERY
CORPORATION. My capacity is ____________.

         (e) _____X____ I am a natural person whose present net worth (or whose joint net worth of my spouse and me) exceeds $1,000,000.

         (f) __________ I am a natural person who had individual income in excess of $200,000 in each of the last two years (1997 and 1998), and I reasonably expect to have an income in excess of $200,000 in the current year
(1999). I expect my income during 1999 to be approximately $_______.

                                       or

         _______ I am a natural person who (together with my spouse) had joint income in excess of $300,000 in each of the last two years (1997 and 1998), and we reasonably expect to have joint income in excess of $300,000 in the current year (1999). I expect our income during 1999 to be approximately $______.

         (g) _________ I am a trust with total assets of $5,000,000 whose purchase of the securities is directed by a sophisticated person as described in Rule 506(b)(c)(ii) of Regulation D.

         (h) _____X_____ I am an entity, all of whose equity owners are accredited investors under paragraphs (a), (b), (c), (d), (e) or (g) above.

         4. I understand that Regulation D requires that you have information which causes you to have a reasonable belief that the statement in the foregoing paragraph 3 is correct. Thus, if you care to do so, you may contact my banker, my accountant or other person who I designate below to corroborate the above. The name and telephone number of:

         (a) My banker is Tony Mook, Cumorah Credit Union 735-2181
         (b) My accountant is Kirk Jacobson 702-362-4442 and
         (c) Other reference is Dave Lyon, Attorney 801-323-2270.

         5. I have a pre-existing personal or business relationship with the Company or one or more of the officers, directors, or controlling persons of the Company, and as a result of such relationship, I am capable of protecting my own interests in connection with my proposed investment.

                                    X   YES ________NO
                           -------------

If yes, please explain this relationship.
Personal acquaintance with Brent Kartchner
------------------------------------------

         6. I have previously been advised that I would have an opportunity to review all the pertinent facts concerning the Company and to obtain any additional information which I might request, to the extent possessed or obtainable without unreasonable effort and expense, in order to verify the accuracy of information contained in the Information and Exhibits thereto.

                                                prh

         7. (a) I would like the Company to contact me in person or by telephone before accepting my subscription so that I may further avail myself of the opportunity for additional information and the opportunity to ask additional questions of the Company. (If "Yes," the Company will contact you).

                        _______ YES      ____X____   NO


         (b) If "Yes", please attach your written statement to this Purchase Agreement which sets forth the general nature of the information desired and then state your Business Phone No. (_____) ___________, and Residence Phone No. (____) --- _________, where the Company can contact you immediately. -

         8. I understand that the Shares have not been registered under the Securities Act, in reliance upon the exemptions from the registration requirements under the Act pursuant to Sections 4(2) and 4(3) under the Act, and Rule 506 of Regulation D of the Act, and that the Shares have not been registered under any blue sky or state securities laws; and, therefore, that I

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must bear the economic risk of the investment  for an indefinite  period of time since the Shares cannot be sold, transferred or assigned to any person or entity without compliance with the provisions of the Act and applicable state blue sky or securities laws. prh

         9. I have adequate means of providing for my current needs and personal contingencies and have no need for liquidity in this investment in order to meet such needs.
                                                prh

         10. I represent that:

(Initialing below Paragraph (h) of this Section is an acknowledgment of all representations contained in this Section (10).)

         (a) I understand that the Shares being purchased hereunder have not been registered under the Act or any state securities laws.

         (b) I understand that I cannot sell or otherwise transfer the Shares being purchased hereunder unless they are registered under the Act and applicable state securities laws, or exemptions from such registration are available at the time of the sale.

         (c) I understand that I must bear the economic risk of the investment in the Shares for an indefinite period of time because, as described in Paragraph 10(a) above, the Shares have not been registered under the Act or any state securities laws.

         (d) I understand that the Company has a limited operating history and that an investment in the Shares is speculative in nature and involves a substantial degree of risk. I understand that I may lose my entire investment.

         (e) I will not sell the Shares being purchased hereunder without registration under the Act and applicable state securities laws or unless an exemption from such registration requirements is available. I understand that the burden will be upon me to prove the availability of such an exemption.

         (f) I understand that the Company will restrict the transfer of the Shares in accordance with the foregoing representations.

         (g) I agree that all certificates representing Shares of the Company will contain or be endorsed with the following (or a substantially equivalent) legends:

              The securities represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

         (h) I understand that there is no assurance that a public market for the Shares will continue to exist.

                                                prh

         11. I represent that I am the sole party in interest as to my subscription and am acquiring the Shares solely for investment for my own account and have no present agreement, understanding, arrangement, or intent to subdivide, sell, assign, transfer or otherwise dispose of all or any part of my Shares to any other person.

                                                prh

         12. I represent that I have not distributed the Information and Exhibits thereto (or any other documents provided to me by the Company) to anyone other than my personal advisors (e.g., investment advisors, attorney

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and/or accountant), and that I have not allowed any other person to review those documents.

                                                prh

         13. If an individual, I am over 21 years of age and I am a resident of the United States.

                                                prh

         14. If the prospective Subscriber is a partnership, joint venture, corporation, trust, or other entity not a natural person, I represent and warrant that such entity was not formed for purposes of investing in the Shares.

                                                prh

         15. I am not affiliated with an NASD member broker/dealer firm as an employee, partner or shareholder or as a relative or member of the same household of any employee, partner or shareholder of an NASD member broker/dealer firm, except as described below:

I am not affiliated with a NASD member. _______ (Initial)
                                       or
I have the following affiliations to NASD member(s):
(describe, including name and address of firm, individual members and nature of affiliation(s)):

Employee of Zions Bancorporation, I am a Registered  Municipal Principal (Series
--------------------------------------------------------------------------------
(53)
----

         16. I recognize that the sale of the Units to me will be based upon my representations and warranties set forth herein above and the statements made by me herein and I hereby agree to indemnify the Company and each of its officers, directors, controlling persons, attorneys and agents, and to hold each of them harmless from and against any and all loss, damage, liability or expense, including costs and reasonable attorney's fees, to which they may be put or which they may incur by reason of, or in connection with, any misrepresentation made by me in this Purchase Agreement, any breach by me of my warranties and/or failure by me to fulfill any of my covenants or agreements set forth herein or arising out of the sale or distribution of any Shares by me in violation of the Act, or any other applicable securities or "blue sky" laws.

                                                prh

IN WITNESS WHEREOF, subject to acceptance by the Company, the undersigned has completed this Purchaser's Questionnaire to evidence his or her subscription to Shares of IMPERIAL PETROLEUM RECOVERY CORPORATION as offered by the Information and Exhibits thereto, as of this 24 day of June, 1999.

                                                Amount of Commitment
                                                $625,000.00
                                                for 292,276 Shares

Checks should be made payable to: IMPERIAL PETROLEUM RECOVERY CORPORATION.

Howarth Family Trust
By Paul R. Howarth
Residence Address:                          Telephone Numbers:
(Include Zip Code)                         (Include Area Codes)
7 Larkside Court                         Business  702-796-7080
Henderson, NV  89014                     Residence  702-451-3611
Mailing Address:                         S.S. Number: ______________
Date of Birth:  ______________
(If different )
                                         Citizenship: USA

                                         ACCEPTED FOR 292,276 Shares
                                         IMPERIAL PETROLEUM RECOVERY CORPORATION
                                         By: C. Brent Kartchner
                                         Title: President



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